Lake Shore Bancorp, Inc. Announces Commencement of Stock Offering

DUNKIRK, N.Y. — May 23, 2025 — Lake Shore Bancorp, Inc. (“Lake Shore Federal Bancorp”) (NASDAQ: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced today that Lake Shore Bancorp, Inc. (“Lake Shore Bancorp”), a newly formed Maryland corporation and the proposed successor holding company of the Bank, is commencing its offering of common stock in connection with the proposed conversion of Lake Shore, MHC from a mutual holding company to a stock holding company. As part of the conversion, the Bank will convert its charter to a New York commercial bank and will be renamed Lake Shore Bank.

Lake Shore Bancorp is offering for sale up to 5,750,000 shares of its common stock (subject to increase to up to 6,612,500 shares) at a purchase price of $10.00 per share. The shares will be offered for sale to eligible depositors of the Bank and to its employee stock ownership plan. Any shares of common stock not subscribed for in the subscription offering may be offered for sale in a community offering, with a first preference given to natural persons (including trusts of natural persons) residing in the New York counties of Chautauqua, Erie and Cattaraugus and a second preference given to public stockholders of Lake Shore Federal Bancorp as of the close of business on May 5, 2025 and then to the general public.

All questions concerning the conversion and stock offering or requests for stock offering materials should be directed to the Stock Information Center at (800) 552-2535 (toll-free). The Stock Information Center will be open Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time, beginning on May 27, 2025 and through June 24, 2025, the scheduled expiration date of the subscription offering. The Stock Information Center will be closed on bank holidays.

Lake Shore Bancorp must sell at least 4,250,000 shares of its common stock in the stock offering in order to complete the conversion and stock offering. Completion of the conversion and stock offering is also subject to the receipt of final regulatory approvals, the approvals of the stockholders of Lake Shore Federal Bancorp and the members of Lake Shore, MHC, and other customary closing conditions.

Raymond James & Associates, Inc., is acting as marketing agent to Lake Shore Bancorp in connection with the stock offering.

About Lake Shore

Lake Shore Federal Bancorp is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York. The Bank has ten full-service branch locations in Western New York, including four in Chautauqua County and six in Erie County. The Bank offers a broad range of retail and commercial lending and deposit services. Lake Shore Federal Bancorp’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about Lake Shore Federal Bancorp is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about Lake Shore Federal Bancorp’s, Lake Shore Bancorp’s (collectively, the “Company”) and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements reflect management’s current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve and are subject to significant risks, contingencies, and uncertainties, many of which are difficult to predict and are generally beyond our control including, but not limited to, that the proposed transaction may not be timely completed, if at all, that required final regulatory, stockholder and member approvals are not timely received, if at all, or that other customary closing conditions are not satisfied in a timely manner, if at all, data loss or other security breaches, including a breach of our operational or security systems, policies or procedures, including cyber-attacks on us or on our third party vendors or service providers, economic conditions, the effect of changes in monetary and fiscal policy, inflation, tariffs, unanticipated changes in our liquidity position, climate change, geopolitical conflicts, public health issues, increased unemployment, deterioration in the credit quality of the loan portfolio and/or the value of the collateral securing repayment of loans, reduction in the value of investment securities, the cost and ability to attract and retain key employees, regulatory or legal developments, tax policy changes, dividend policy changes and our ability to implement and execute our business plan and strategy and expand our operations. These factors should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements, as our financial performance could differ materially due to various risks or uncertainties. We do not undertake to publicly update or revise our forward-looking statements if future changes make it clear that any projected results expressed or implied therein will not be realized.

Important Additional Information and Where to Find It

Lake Shore Bancorp has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1 that includes a proxy statement of Lake Shore Federal Bancorp and a prospectus of Lake Shore Bancorp, as well as other relevant documents concerning the proposed transaction. STOCKHOLDERS OF LAKE SHORE FEDERAL BANCORP ARE URGED TO READ THE REGISTRATION STATEMENT, THE PROXY STATEMENT, AND THE PROSPECTUS CAREFULLY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. When filed, these documents and other documents relating to the proposed transaction can be obtained free of charge from the SEC’s website at www.sec.gov. Alternatively, these documents, when available, can be obtained free-of-charge from the Company upon written request to Lake Shore Bancorp, Inc., 31 East Fourth Street, Dunkirk, New York 14048, Attention: Taylor M. Gilden, or by calling (716) 366-4070 ext. 1065.

Participants in the Solicitation

The Company and its directors and its executive officers may be deemed to be participants in the solicitation of proxies with respect to the proposed transaction. Information regarding the Company’s directors and executive officers is available in Lake Shore Federal Bancorp’s definitive proxy statement for its 2025 Annual Meeting of Stockholders, filed with the SEC on April 11, 2025. Other information regarding the participants in the proxy solicitation will be contained in the proxy statement, the prospectus, and other relevant materials filed with the SEC, as described above.

This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the prospectus when accompanied by a stock order form. The shares of common stock to be offered for sale by Lake Shore Bancorp are not savings accounts or savings deposits and are not insured by the Federal Deposit Insurance Corporation or by any other government agency.

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Source: Lake Shore Bancorp, Inc.

Category: Financial

Investor Relations/Media Contact

Kim C. Liddell

President, CEO, and Director

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1012